Exhibit 99.1

[ITERIS LOGO]

For Information Contact:
Brett Maas
Hayden Communications
(646) 536-7331
brett@haydenir.com
 Iteris Home Page: http://www.iteris.com

For Release at 1:05 p.m., PDT 08/02/07

Iteris, Inc. Reports First Quarter Revenue Growth of 14%
to $15.8 Million

—Operating income for the first quarter increases 113% to $1.6 million—

ANAHEIM, Calif. — August 2, 2007 — Iteris, Inc. (AMEX: ITI), a leader in machine vision technologies and Intelligent Transportation Systems that optimize traffic flow and enhance driver safety, today reported financial results for its first quarter ended June 30, 2007.

For the first quarter ended June 30, 2007, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $15.8 million, representing a 14.0 percent increase compared to net sales and contract revenues of $13.8 million reported in the first quarter of the prior fiscal year. The increase was primarily a result of a 44.9 percent increase in Automotive Sensors net sales to $3.0 million and a 10.9 percent increase in Roadway Sensors net sales to $7.2 million. Transportation Systems contract revenues increased 5.7 percent to $5.5 million. The increase in Automotive Sensors net sales was a result of expanding sales of Lane Departure Warning (“LDW”) units to the European, Asian and North American heavy truck markets while the increase in Roadway Sensors net sales was primarily attributable to the continued market adoption of vehicle video detection systems. The Company reported operating income of $1.6 million and net income of $1.1 million, or $0.03 per share for the quarter ended June 30, 2007 compared to operating income of $745,000 and net income of $279,000 or $.01 per share in the same quarter of the prior fiscal year.

The Company achieved a 360 basis point improvement in gross margins to      45.0 percent in the current quarter compared to 41.4 percent in the prior year period. Gross margin improvement was primarily related to higher margins in the Company’s Roadway Sensors and Automotive Sensors segments as a result of production efficiencies, higher sales volumes and sales mix. Operating expenses during the quarter were $5.5 million representing an increase of 11.0 percent from $5.0 million in the prior year period but decreased as a percent of net sales and contract revenues from 36.0 percent to 35.0 percent.

Abbas Mohaddes, the Company’s chief executive officer, commented, “This was a milestone quarter for Iteris as our Automotive Sensors segment achieved profitability. Each of our three operating segments contributed profits for the first time in the company’s history. We are committed to maintaining consistent growth and profitability and expect to benefit from an increased need for advanced technologies in the traffic management market due to our strong competitive position within the industry.”

As of June 30, 2007, the Company had $2.2 million in cash, $4.4 million borrowed against its line of credit and $2.3 million of remaining availability on the line. Additionally, on June 30, 2007, there were 32.6 million shares of common stock outstanding.

Operational Highlights

Automotive Sensors:

•                  Net sales of LDW systems increased 93.0 percent for the three months ended June 30, 2007 compared to the corresponding period in the prior fiscal year and increased 36.1 percent over the prior fiscal quarter.

•                  To date, 45 US heavy truck fleets have selected the Iteris LDW system, collectively representing an estimated 25,000 vehicles.

•                  Testing of Iteris’ LDW systems continues with 73 heavy truck fleets which represent more than 148,000 vehicles.

Transportation Systems:

•                  Approximately $6.7 million in new Transportation Systems consulting contracts were signed during the quarter ended June 30, 2007. Transportation Systems consulting backlog at the end of the first fiscal quarter was $20.8 million, up from $20.1 million reported at the end of the prior fiscal quarter.

•                  The Transportation Systems consulting segment recently established an office in Kansas City, Missouri and was awarded a contract worth approximately $300,000 for the Wichita ITS Design and ATMS Software Project as a sub-consultant to Telvent. Additionally, the Transportation Systems segment was awarded a $236,000 contract to provide Commercial Vehicle Information Exchange Window (CVIEW) software to the University of Kentucky and a $267,000 contract to perform a transportation study for the Downtown LA Transportation corridor.

Roadway Sensors:

•                  On June 4, 2007, the Company announced the introduction of several new additions to its Vantage product line. The products introduced include the Edge 2-4 processor, which is the industry’s first rack mounted 4 channel video detection system, the TS2 Interface Module (TS2 IM), Input/Output Module 32 (IOM32) and V Rack. The TS2 IM is specifically designed to improve ease of use in the sizable and growing TS2 Type 1 market segment while the IOM32 and the V Rack are peripherals designed to increase both functionality and ease of use of our Vantage products.

•                  Roadway Sensors’ gross margins for the quarter increased 500 basis points compared to the prior year quarter primarily due to production efficiencies, product mix and a shift of engineering resources to research and development activities from sustaining engineering activities which the Company records as a cost of goods sold.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the first quarter ended June 30, 2007 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast or view the financial or other statistical information required by SEC Regulation G, please visit the Investor Relations page on Company’s website at www.iteris.com/CCBN/ir.html. The webcast will be recorded and available for replay until August 16, 2007.

About Iteris, Inc.

Iteris, Inc. is a leading provider of outdoor machine vision systems and sensors that optimize the flow of traffic and enhance driver safety. Iteris combines outdoor image processing, traffic engineering, and information technology to offer a broad range of transportation and safety solutions. Iteris is headquartered in Anaheim, California. Investors are encouraged to visit our website at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to statements about our future performance and operating results and our future market opportunities. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to secure additional Transportation Systems consulting contracts and to further expand our vehicle detection and LDW revenues and technologies; our customers’ production schedules, agendas and plans for the deployment of our LDW system as a standard safety feature or as an option, our customers’ ability to meet their planned manufacturing and sales schedules; the potential unforeseen impact of product offerings from competitors and other competitive pressures; our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; the availability of components used in the manufacture of certain of our products; the effectiveness of cost and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the technology sector, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2007	March 31, 2007
	(unaudited)
ASSETS:
Cash	$2,214	$35
Trade accounts receivable, net	9,671	11,493
Costs and estimated earnings in excess of billings on uncompleted contracts	5,364	3,689
Inventories	5,921	6,379
Prepaid expenses	771	385
Deferred tax assets	2,923	3,027
Property and equipment, net	1,700	1,712
Goodwill	27,774	27,774
Intangible assets, net	368	404
Other assets	441	352
Total assets	$57,147	$55,250

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$10,080	$9,697
Revolving line of credit	4,437	4,015
Deferred compensation plan liability	401	730
Term and other debt	1,649	2,297
Convertible debentures, net	9,462	9,410
Total liabilities	26,029	26,149
Redeemable common stock	3,414	3,414
Total stockholders’ equity	27,704	25,687
Total liabilities and stockholders’ equity	$57,147	$55,250

ITERIS, INC.
UNAUDITED CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2007	2006
Net sales and contract revenues:
Net sales	$10,244	$8,600
Contract revenues	5,513	5,216
Total net sales and contract revenues	15,757	13,816
Costs of net sales and contract revenues:
Cost of net sales	5,175	4,758
Cost of contract revenues	3,488	3,339
Gross profit	7,094	5,719
Operating expenses:
Selling, general and administrative	4,458	4,001
Research and development	994	1,003
Deferred compensation plan expense (benefit)	31	(66)
Amortization of intangible assets	37	36
Total operating expenses	5,520	4,974
Income from operations	1,574	745
Non-operating income (expense):
Other income (expense), net	19	(690)
Interest expense, net	(363)	(386)
Income (loss) before income taxes	1,230	(331)
Income tax (provision) benefit	(134)	610
Net income	$1,096	$279

Earnings per share:
Basic	$0.03	$0.01
Diluted	$0.03	$0.01

Shares used in calculating earnings per share:
Basic	32,089	28,393
Diluted	34,317	32,368